EXHIBIT 21.1      SUBSIDIARIES OF THE REGISTRANT



         AlbanyNet, Inc., a New York corporation

         Ascent Networking, Inc., a New York corporation

         BOL Acquisition Co. II, a New York corporation

         BOL Acquisition Co. III, Inc., a New York corporation

         BOL Acquisition Co. VIII, Inc., a Connecticut corporation

         Borg Internet Services, Inc., a New York corporation

         Caravela Software, Inc., a Connecticut corporation, d/b/a Connix

         Cyberzone, Inc., a Connecticut corporation

         Global 2000 Communications, Inc., a New York corporation

         Infoboard, Inc., a Massachusetts corporation

         NECAnet, Inc., a Connecticut corporation

         Prime Communication Systems, Inc., a New York corporation

         Ulsternet, Inc., a New York corporation

         WebWay Internet, Inc., a New York corporation